Comparison of change in value of $10,000 investment in Dreyfus Premier High Yield Securities Fund Class A shares and the
Merrill Lynch High Yield Master II Index

EXHIBIT A:

              Dreyfus Premier
                High Yield      Merrill Lynch
    PERIOD    Securities Fund     High Yield
              (Class A shares)  Master II Index *

    3/25/96        9,427          10,000
   10/31/96       10,862          10,651
   10/31/97       13,156          12,177
   10/31/98       11,015          12,167
   10/31/99       13,175          12,850
   10/31/00       11,569          12,634
   10/31/01        8,895          12,641






* Source: Lipper Inc.